UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2005 (October 17, 2005)

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York 1-10768 11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11711 West 79th Street, Lenexa, KS 66214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

          Mediware Information Systems, Inc. ("Mediware") has previously reported the resignation of George J. Barry as Chief Executive Officer, President and a director of Mediware on October 10, 2005. Mr Barry has continued to serve as an employee advisor (but not an officer or director) to Mediware during a transition period. Mr. Barry agreed on October 17, 2005 to remain in his advisory role through November 30, 2005. Mr. Barry will continue to earn his salary during this period under his existing employment agreement with Mediware. Other provisions of Mr. Barry's employment agreement, including those relating to bonus and severance, remain in effect.

          Separately, the Compensation Committee determined on October 17, 2005 to award special one-time bonuses to Mr. Barry and executive officers Jill H. Suppes and Robert C. Weber in the amounts of $150,000, $87,500 and $87,500, respectively. These awards were made to recognize the exceptional efforts of these individuals during the period between Mr. Barry's previous announcement on May 13, 2005 of his intention to resign and October 10, 2005, the date on which Mr. James Burgess was hired as Mediware's Chief Executive Officer and President, as well as the impact of their efforts on Mediware's operations during this period. Ms. Suppes and Mr. Weber continue to serve as executive officers of the Company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          On October 17, 2005, Mr. Walter Kowsh, Jr. notified the Board of Directors that he would not stand for re-election as a director when his current term expires at the next Annual Meeting of Shareholders. Mr. Kowsh has not expressed any disagreement with Mediware's operations, policies or practices.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: October 21, 2005	By: /s/ James F. Burgess James F. Burgess President and Chief Executive Officer